Exhibit 99.1
Dr. John C. Malone retires from Liberty Latin America Board and becomes Director Emeritus
Daniel Sanchez elected to Liberty Latin America Board
Denver, Colorado - December 12, 2019 - Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced that Dr. John C. Malone has retired from the Liberty Latin America Board of Directors (the “Board”), and will transition to a Director Emeritus role going forward. As a Director Emeritus, Dr. Malone may attend Board meetings and provide active support and advice to Liberty Latin America, but will not have a vote on matters presented to the Board.
“The Board and the management team appreciate John’s invaluable contributions to Liberty Latin America and we look forward to continuing to benefit from his counsel and advice as a Director Emeritus,” said Mike Fries, LLA’s Executive Chairman.
Dr. Malone said, “I have decided to retire from the Board of Liberty Latin America to reduce my travel schedule and focus on fewer board positions. Liberty Latin America has made great progress over the last two years as an independent company and is well-positioned for future success and growth. I remain significantly invested and interested in the Company’s performance and look forward to continuing my strong relationships with the board members and management team in an advisory capacity.”
In conjunction with Dr. Malone’s retirement from the Board, on December 12, 2019, the Board elected Daniel Sanchez who will bring a tremendous amount of experience and expertise to Liberty Latin America. Mr. Sanchez currently serves as a director of Discovery, Inc. and Lionsgate, and was previously a member of the Starz Board of Directors from 2013-2016. Mr. Sanchez is Dr. Malone’s nephew.
Regarding Mr. Sanchez, Fries said, “Dan is a great addition to the Board. And together with John’s engagement as Director Emeritus, Liberty Latin America will continue to benefit from outstanding guidance, leadership and oversight as the company continues to grow and deliver on its strategic initiatives.”

ABOUT LIBERTY LATIN AMERICA
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:
Kunal Patel    +1 786 274 7552

Media Relations:
Claudia Restrepo    +1 786 218 0407